Exhibit 99.1

For Immediate Release	For more information contact:
Tuesday, September 30, 2008	Frank T. Kane, Executive Vice President and CFO

Chromcraft Revington, Inc.
Announces Lincolnton, NC Facilities Closure

West Lafayette, Indiana, September 30, 2008 – Chromcraft Revington, Inc. (AMEX:CRC) announced today that, on September 26, 2008, its board of directors approved the closure of the Company’s Lincolnton, NC furniture manufacturing operations by November 29, 2008 and Lincolnton’s warehousing and distribution operations in the first half of 2009. In addition, the Company is reducing staffing levels at its Lincolnton administrative office. The Company plans to sell its buildings and equipment in Lincolnton and lay off approximately 185 employees at this site. The purposes of these restructuring activities are to reduce costs and improve customer service by consolidating these products into a common point of distribution, while redeploying assets.

The Company intends to source its custom dining furniture produced at this site from various suppliers and cease upholstered furniture manufacturing. Warehouse and distribution activities at Lincolnton are expected to be consolidated with other Company product distribution sites.

Ronald H. Butler, the Company’s Chairman and Chief Executive Officer, commented, “These actions are designed to reduce selling, general and administrative expenses, improve gross margin, and transition to a more customer focused business model. The Company will be working with the affected employees to assist in their transition.”

The Company expects to incur total restructuring costs and related asset impairment charges of $5.5 million to $7.0 million pre-tax to write-down buildings, equipment and inventories and to record severance benefits, inventory relocation and other exit related costs. Third quarter 2008 results are expected to include a pre-tax charge of $4.5 million to $5.5 million for asset impairments and inventory write-downs to anticipated net realizable value. A portion of these charges and expenses, resulting in cash expenditures ranging from $1.0 million to $1.5 million pre-tax, do not include expected cash proceeds from the sale of buildings and equipment ranging from $3.0 million to $3.5 million pre-tax. General, administrative and costs associated with the wind down of these operations will be recorded as incurred.

The restructuring charges associated with the asset impairment of buildings and equipment are expected to range from $3.5 million to $4.0 million pre-tax. In connection with the restructuring, a write-down of raw materials and in-process inventories, ranging from $1.0 million to $1.5 million pre-tax, is expected to be recognized to reflect anticipated net realizable value. In addition, severance for terminated employees, inventory relocation, and exit costs are expected to range from $1.0 million to $1.5 million pre-tax.

Chromcraft Revington businesses design, manufacture, source and market residential and commercial furniture throughout North America. The Company wholesales its products under the CR-Home™ banner with “Chromcraft,” “Peters-Revington,” “Silver Furniture,” “Cochrane” and “Sumter” brand names. It sells commercial furniture under the “Chromcraft” brand name.

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “plans,” “intends,” “expects,” “anticipates,” “may,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the weak retail environment; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; supply disruptions with products manufactured in China; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 28, 2008.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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